Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management EBITDA Reconciliation

(in thousands)

	Q1 FY12(8)	Q2 FY12(8)	Q3 FY12	Q4 FY12	FY12 LTM
Net Income	$(12,028)	$7,230	$6,601	$(5,401)	$(3,598)
Interest	11,149	11,487	11,103	11,268	45,007
Taxes	(408)	1,341	766	555	2,254
Depreciation and Amortization	10,081	10,824	9,378	9,801	40,084

EBITDA	8,794	30,882	27,848	16,223	83,747

Management add-backs (1)	5,186	8,528	7,467	9,707	30,888
Non-cash charges (2)	627	(303)	355	108	787
Management Fees (3)	1,423	1,553	1,691	2,301	6,968
Letter of Credit Fees not included in Interest Expense	157	48	327	230	762
Compensation expense related to management equity plan (non-cash)	478	754	326	278	1,836
LIFO to Ave Cost accounting principle change (4)	5,532	—	—	—	5,532
Transitional pension and medical payments – Ashland Employees (5)	296	118	145	68	627
Transaction and other one-time costs (6)	1,951	2,148	804	3,572	8,475

Adjusted Management EBITDA	$24,444	$43,728	$38,963	$32,487	$139,622

(1)	One-time costs related to the carve out of the distribution business from Ashland Inc., including headquarters relocation costs, certain severance and recruitment costs, and other project-related costs
(2)	Unrealized foreign exchange gains and losses
(3)	Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P.
(4)	Cumulative adjustment for LIFO to average cost inventory accounting method change
(5)	Transitional pension and medical payments owed to certain Ashland employees pursuant to the Agreement of Purchase and Sale, dated November 5, 2010 by and between Ashland and Nexeo Solutions, LLC (formerly TPG Accolade, LLC), as amended
(6)	Professional and transaction costs related to the acquisition of the global distribution business of Ashland, the China joint venture, other potential acquisitions and other one-time costs